EXHIBIT 99.1

Cellceutix Announces Positive Top-Line Data From Phase 2b ABSSSI Trial; Single-Dose Brilacidin Comparable to 7-Days of Daptomycin

BEVERLY, MA--(Marketwired - Oct 23, 2014) - Cellceutix Corporation (OTCQB: CTIX) (the "Company"), a clinical stage biopharmaceutical company developing innovative therapies in oncology, dermatology and antibiotic applications, is pleased to announce positive top-line results for its Phase 2b randomized double-blind study comparing three dosing regimens of Brilacidin to daptomycin for the treatment of Acute Bacterial Skin and Skin Structure Infections (ABSSSI). The trial, which began in February, enrolled 215 subjects, with approximately 25% in each treatment arm. The primary endpoint was clinical success in the intent-to-treat population, defined as reduction of at least 20% in area of ABSSSI lesion, relative to baseline, when observed 48-72 hours after the first dose of study drug, and no rescue antibiotics administered. This is consistent with the 2013 Food and Drug Administration (FDA) guidance for ABSSSI studies and is the same endpoint used in recent approvals for ABSSSI drugs.

All three Brilacidin treatment arms (two single-dose regimens and one three-day dose regimen) reached the primary endpoint, with the clinical success rate for each dosing regimen statistically comparable to the clinical success rate of the FDA-approved seven-day dosing regimen of daptomycin. All Brilacidin treatment regimens were well tolerated. There were six severe adverse events (SAE) reported across the study, none of which were considered related to Brilacidin by the principal investigator.

Based upon the data, Cellceutix has decided that a pivotal Phase 3 trial in 2015 will be for a single-dose of Brilacidin for ABSSSI.

Brilacidin is the first in a novel class of antibiotics known as defensin-mimetics being developed by Cellceutix. The platform is being used to develop other anti-infective drugs to address areas of high medical need, such as antibiotics for the treatment of resistant Gram-negative infections and fungal infections.

"This is an historic event and a proud day for Cellceutix shareholders as we have proven the efficacy of one dose of our novel drug Brilacidin to be comparable to seven days of therapy with the blockbuster antibiotic daptomycin to treat ABSSSI with zero drug-related SAEs," commented Leo Ehrlich, Chief Executive Officer of Cellceutix. "The implications to the results of the trial are broad reaching and create a tremendous opportunity for our infectious disease division. Because Brilacidin is a novel compound with a unique mechanism of action that can be administered as a single-dose, the potential for the development of resistance is very minimal, if at all, which we believe gives it a competitive edge over any approved antibiotic. The results further validate the potential for our extensive defensin-mimetic franchise as a platform for countless drug-resistant indications, aligning us in what we believe is a prime position to become a leader in anti-infective market."

Cellceutix is preparing a poster on the completed Phase 2b clinical trial for presentation at the 25th European Congress of Clinical Microbiology and Infectious Diseases, which will be held from April 25 - 28, 2015 in Copenhagen, Denmark.

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About Cellceutix:

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in oncology, dermatology and antibiotic applications. Cellceutix believes it has a world-class portfolio of compounds and is now engaged in advancing its compounds and seeking strategic partnerships. Cellceutix's anti-cancer drug Kevetrin is currently in a Phase 1 clinical trial at Harvard Cancer Centers' Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center. In the laboratory Kevetrin has shown to induce activation of p53, often referred to as the "Guardian Angel Gene" due to its crucial role in controlling cell mutations. Cellceutix will soon begin a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention and treatment of Oral Mucositis. Brilacidin-OM, a defensin mimetic compound, has shown in the laboratory to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix's anti-psoriasis drug Prurisol has recently completed a Phase 1 clinical trial and is being readied for a Phase 2 trial. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix's key antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infections, or ABSSSI. Top-line data has shown a single dose of Brilacidin to deliver statistically comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for multi-drug resistant bacteria (Superbugs). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site atwww.cellceutix.com.

Forward-Looking Statements

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